Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Michele Howard

770.441.2051

IMMUCOR, INC. ANNOUNCES
EXCHANGE OFFER

NORCROSS, Ga., June 19, 2017 – Immucor, Inc. (the “Company” or “Immucor”) announced the commencement of an offer to eligible holders to exchange any and all of Immucor’s outstanding 11.125% Senior Notes due 2019 (the “Old Notes”) for a new series of 11.125% Senior Notes due 2022 (the “New Notes”) as described below (the “Exchange Offer”). The Company also announced that upon launch of the Exchange Offer, holders of approximately 71% of the outstanding principal amount of the Old Notes had agreed, pursuant to a support agreement entered into with the Company, to tender their Old Notes prior to the Expiration Date (as defined below). Citigroup Global Markets Inc. has agreed, subject to certain terms and conditions, including the consummation of the Exchange Offer as set forth in the Offering Documents (as defined below) to purchase an amount of New Notes equal to the amount of Old Notes not exchanged in the Exchange Offer, up to $116,000,000 in aggregate principal amount, the proceeds of which will be used to redeem any unexchanged Old Notes in full.

The Exchange Offer is being conducted upon the terms and subject to the conditions set forth in the offering memorandum and related letter of transmittal, each dated June 19, 2017 (the “Offering Documents”). The Exchange Offer is only being made, and copies of the Exchange Offer documents will only be made available, to holders of the Old Notes that have certified to Immucor in an eligibility letter as to certain matters, including their status as either (1) a “qualified institutional buyer” under Rule 144A under the Securities Act, or (2) a person who is not a “U.S. person” as defined under Regulation S under the Securities Act (each, an “Eligible Holder”).

The Offering Documents will only be distributed to holders of Old Notes who complete and return a letter of eligibility confirming that they are Eligible Holders. Requests for copies of this eligibility letter, the offering circular or other Offering Documents may be directed to the information agent, Global Bondholder Services Corporation, at (866) 470-3800 (toll free), (212) 430-3774 (for banks and brokers) or by email at contact@gbsc-usa.com.

The Exchange Offer will expire at 11:59 p.m., New York City time, on July 17, 2017, unless extended by us (such date and time, as they may be extended, the “Expiration Date”).

The New Notes have not been and will not be registered under the Securities Act or any state securities laws, and, unless so registered, may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

This press release is for informational purposes only and does not constitute an offer to purchase, sell or the solicitation of an offer to purchase, or a solicitation of tenders. The information in this press release is subject in all respects to the terms and conditions set forth in the Offering Documents. The Exchange Offer does not constitute an offer to purchase any Old Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities or “blue sky” or other laws. None of Immucor, its board of directors, the trustee, the information agent, the exchange agent, the dealer manager or any of their respective affiliates makes any recommendation as to whether holders should tender, or refrain from tendering, all or any portion of the principal amount of their Old Notes pursuant to the Exchange Offer.

The Exchange Offer is being made solely pursuant to the Offering Documents, which more fully set forth and govern the terms and conditions of the Exchange Offer. The Offering Documents contain important information and should be read carefully before any decision is made with respect to the Exchange Offer.

About Immucor

Founded in 1982, Immucor is a global leader in transfusion and transplantation diagnostics that facilitate patient-donor compatibility. Our mission is to ensure that patients in need of blood, organs or stem cells get the right match that is safe, accessible and affordable. With the right match, we can transform a life together. For more information on Immucor, visit www.immucor.com.